Exhibit 4.1

AMENDMENT NO. 4 TO THE SHAREHOLDERS AGREEMENT

This AMENDMENT NO. 4 TO THE SHAREHOLDERS AGREEMENT (this “Amendment”) is entered into as of March 20, 2013 by and between Tutor Perini Corporation (f/k/a Perini Corporation), a Massachusetts corporation (the “Company”), and Ronald N. Tutor, a resident of California, in his capacity as the Shareholder Representative (as defined in the Shareholders Agreement (as defined below)) (“Tutor”).

W I T N E S S E T H:

WHEREAS, the Company, Tutor and the other shareholders listed on the schedule of shareholders that was attached thereto, entered into a Shareholders Agreement, made as of April 2, 2008, as amended prior to the date hereof (the "Shareholders Agreement");

WHEREAS, Section 9(a) of the Shareholders Agreement permits amendments to the Shareholders Agreement if signed in writing by the Company and Tutor (in his capacity as Shareholder Representative);

WHEREAS, Amendment No. 1 to the Shareholders Agreement was entered into on September 17, 2010,

WHEREAS, Amendment No. 2 to the Shareholders Agreement was entered into on June 2, 2011,

WHEREAS, Amendment No. 3 to the Shareholders Agreement was entered into on September 13, 2011, and

WHEREAS, the Company and Tutor again desire to amend the Shareholders Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.            Defined Terms. Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to such terms in the Shareholders Agreement.

Section 2.            Amendment to Section 5. Section 5(c) of the Shareholders Agreement is hereby amended by:

 (a)            Removing the words “the first Business Day following the Transfer Restriction Termination Date” and replacing them with “March 20, 2013”.

Section 3.            Effect of Amendment. The Parties hereto agree that except as expressly amended hereby, all terms of the Shareholders Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between the Shareholders Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

Section 4.            Entire Agreement. This Amendment and the Shareholders Agreement, including the Exhibits and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. From and after the execution of a counterpart hereof by the parties hereto, any reference to the Shareholders Agreement shall be deemed to be a reference to the Shareholders Agreement as amended hereby.

Section 5.            Governing Law. The interpretation and construction of this Amendment and all matters relating hereto shall be governed by the laws of the State of Massachusetts applicable to contracts made and to be performed entirely within the State of Massachusetts, without giving effect to any conflict of law provisions thereof.

Section 6.            Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and both of which taken together shall constitute one instrument. Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

Section 7.            Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and the other shareholders who are party to the Shareholders Agreement and their respective successors and permitted assigns. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

TUTOR PERINI CORPORATION

By:	/s/ Michael J. Kershaw
Michael J. Kershaw
Executive Vice President and Chief Financial Officer

/s/ Ronald N. Tutor
Ronald N. Tutor
As Shareholder Representative